SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

June 26, 2007
(Date of Report)

CACI International Inc
(Exact name of registrant as specified in its Charter)

Delaware	001-31400	54-1345899
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1100 N. Glebe Road
Arlington, Virginia 22201
(Address of Principal executive offices)(ZIP code)

(703) 841-7800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b)
On June 20, 2007, the Board of Directors appointed Paul M. Cofoni, currently the President, U.S. Operations, of CACI-INC. FEDERAL, to the positions of Chief Executive Officer and President of CACI International Inc (the "Company"), effective July 1, 2007. Mr. Cofoni takes over the positions of Chief Executive Officer and President formerly held by outgoing principal executive officer Dr. J.P. London, who remains Chairman of the Board of the Company and becomes its Executive Chairman, a full time position, also effective July 1, 2007.

(c) (1)	As noted above, effective July 1, 2007, Mr. Cofoni becomes the Chief Executive Officer and President of CACI International Inc. He will thus become the Company's principal executive officer.

(2)
Biographical information about Mr. Cofoni required by Item 401(b), (d) and (e) of Regulation S-K is incorporated by reference from the Company's definitive Proxy Statement filed October 16, 2006 with the Securities and Exchange Commission, under the heading "Nominees - Management Directors."

There are no transactions of the kind described in Item 404(a) of Regulation S-K in which Mr. Cofoni was a participant.

(3)
In connection with Mr. Cofoni's appointment, his annual base salary was changed from $510,000 to $675,000. In addition, Mr. Cofoni's incentive bonus target, which is based upon achievement of Company profitability and personal goals, will be changed from $1,013,000 to $1,325,000. Mr. Cofoni also received a one-time grant of 300,000 stock settled appreciation rights ("SSARs") on June 20, 2007 at an exercise price of $50.43 and he continues to be eligible for long-term incentive awards in the form of SSARs, restricted stock or other methods approved by the Compensation Committee.

(e)
In connection with Dr. London's new position as Executive Chairman, his annual base salary was changed from $715,000 to $500,000. In addition, Dr. London's incentive bonus target, which is based upon achievement of Company profitability and personal goals, will be changed from $1,736,000 to $500,000. Dr. London continues to be eligible for long-term incentive awards in the form of SSARs, restricted stock or other methods approved by the Compensation Committee.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACI International Inc

Registrant

By:
/s/ Arnold D. Morse
Arnold D. Morse Senior Vice President, Chief Legal Officer and Secretary